EXHIBIT 10.6(b)

EARLY RETIREMENT AGREEMENT

This Early Retirement Agreement ("Agreement") is entered into between JANET WEJMAN ("Executive") and Continental Airlines, Inc. ("Continental" or the "Company"), and is effective on the Effective Date as defined below.

WHEREAS, Executive desires to retire; and

WHEREAS, the Company has determined that it is in the best interests of the Company that Executive retire; and

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of July 25, 2000, as amended by letter agreement dated April 9, 2002, between the Company and Executive (the "Employment Agreement"); and

WHEREAS, Executive is desirous of receiving additional consideration upon her retirement beyond that provided for in her Employment Agreement, and the Company is desirous of obtaining the retirement of Executive and the releases and other agreements of Executive contained in this Agreement;

NOW, THEREFORE, IT IS AGREED between Executive and Continental as follows:

The terms of this Agreement are in addition to the terms contained in the Employment Agreement, and nothing herein shall affect any of Executive's or Continental's rights or obligations under the Employment Agreement, except as expressly set forth herein. Each of Executive and Continental agree that Executive's separation from employment with Continental is voluntary and shall be treated as a resignation by Executive pursuant to paragraph 2.3(vii) under the Employment Agreement, and as a retirement under Executive's outstanding stock option, restricted stock and Officer Retention and Incentive Award Program ("Retention Program") awards, with the date of such retirement being the Effective Date, but not as a retirement under the Continental Retirement Plan, unless Executive is otherwise eligible for retirement thereunder. Accordingly, pursuant to the Employment Agreement, Executive (and her spouse and eligible dependents, including future eligible dependents) shall, subject to the terms of the Employment Agreement, be provided Flight Benefits (as such term is defined in the Employment Agreement) for Executive's lifetime, and Executive and her spouse and eligible dependents, including future eligible dependents, shall be provided Continuation Coverage (as such term is defined in the Employment Agreement) for the remainder of Executive's lifetime.

In addition, Continental shall pay Executive the amount of $978,410 in a lump sum on the Effective Date, or if not a business day, on the next following business day (less applicable taxes).

In addition, Continental shall pay Executive the amount of her annual bonus for 2003 (based on the bonus program currently applicable to Executive, without any reduction), less applicable taxes, payable only if and when the Company's 2003 annual bonus is paid, and Continental shall pay executive the amount of her Long Term Incentive Performance Award Program compensation for the three-year Performance Period ending December 31, 2003 (without any reduction), less applicable taxes, payable only if and when the Company pays amounts under such Program for such Performance Period.

In addition, Continental shall provide Executive with credited years of service under the supplemental executive retirement plan described in paragraph 3.5 of the Employment Agreement ("SERP"), as if Executive had worked at Continental one additional year after the Effective Date. This will result in Executive receiving a total of two additional credited years of service under the SERP. Executive hereby elects, pursuant to paragraph 3.5(iii) of the Employment Agreement, to take an Early Retirement Benefit under the SERP in the form of a Lump-Sum Payment (as such terms are defined in the SERP) payable on the first day of the month following the Effective Date, and the Company hereby waives (i) the requirement that it receive such written election from Executive at least 15 days prior to the date of payment, and (ii) the 10% reduction in the amount of such payment otherwise provided for in the SERP. Executive shall be permitted to take an Early Retirement Benefit under the SERP as if Executive were age 55; however, the amount of the Lump-Sum Payment shall be actuarially adjusted to reflect Executive's actual age and actual time of payment in accordance with the terms of the SERP and based on the actuarial assumptions set forth in paragraph 3.5(vii) of the Employment Agreement.

In addition, Continental shall, at no expense to Executive, during her lifetime provide a parking space at Chicago O'Hare airport (ORD), for as long as Continental serves ORD and has such parking available to it.

Executive agrees that all her outstanding option grants, restricted stock grants and PARs awards under the Retention Program are listed on Exhibit A hereto. As provided in the applicable option grant documents, all options will vest effective on the Effective Date and Executive will have until the close of business one year after the Effective Date to exercise her options. At the close of business on the date that is one year after the Effective Date, all of Executive's options will expire whether or not exercised.

As provided in the applicable grant documents with respect to Executive's restricted stock, all shares of Executive's restricted stock will vest on the Effective Date.

As provided in the applicable award documents and the terms of the Retention Program, Executive's nonvested PARs under the Retention Program will vest on the Effective Date.

Except as otherwise provided in paragraph 3 above, no amounts will be payable to Executive with respect to her outstanding awards under the Company's Long Term Incentive Performance Award Program.

Executive represents and agrees that she will keep the terms, amount and fact of this Agreement completely confidential, and that she will not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment of the Company, except as required by law. Notwithstanding the foregoing, Executive may disclose the nature and terms of this Agreement to her legal or financial advisors and reveal its financial terms in credit or loan applications, and the like. Both parties agree that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

Executive agrees, upon reasonable notice, to furnish such information and assistance, including but not limited to the provision of informal information, testimony at deposition and/or at trial, to Continental and its affiliates as Continental reasonably requests in connection with any potential or actual litigation in which it or any of its affiliates is, or may become, a party. Continental shall pay Executive an amount per day of assistance as the parties may reasonably agree, not to exceed an amount equal to Executive's base salary at Continental at December 11, 2003 divided by 250, and shall reimburse Executive for her reasonable expenses incurred in connection with rendering such assistance.

Executive agrees not to make any public statement concerning Continental or its subsidiaries or affiliates or its or their respective stockholders, officers, directors, employees or agents unless the statement is approved in advance in writing by Continental's public relations and legal departments. Executive agrees not to make any derogatory comments or references about Continental or its subsidiaries or affiliates, or their respective stockholders, officers, directors, employees or agents.

Executive acknowledges and agrees that Executive would not be entitled to certain of the payments and benefits provided for in this Agreement, including in paragraph 2 and paragraphs 4 through 8 of this Agreement (the "Separation Benefits"), upon Executive's voluntary termination of employment with the Company on the Effective Date in the absence of this Agreement.

In consideration of the Separation Benefits, Executive hereby releases Continental and each of its subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, "Releasees") from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Texas Commission on Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by Continental of this Agreement or the Employment Agreement or of its obligations under Executive's outstanding award for the three-year Performance Period ending December 31, 2003 under the Company's Long Term Incentive Performance Award Program or grants of stock options or restricted stock or awards under the Retention Program. Continental hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance harmful to Continental or any Releasee or claims arising from a breach by Executive of this Agreement or the Employment Agreement or Executive's obligations under Executive's outstanding award for the three-year Performance Period ending December 31, 2003 under the Company's Long Term Incentive Performance Award Program or Executive's outstanding grants of stock options or restricted stock or awards under the Retention Program. These releases are to be broadly construed in favor of the released persons. The releases in this paragraph do not apply to any rights or claims that may arise after the date of execution of this Agreement by Executive.

Notwithstanding the foregoing, the obligations created by this Agreement, the Employment Agreement, Executive's outstanding award for the three-year Performance Period ending December 31, 2003 under the Company's Long Term Incentive Performance Award Program and Executive's outstanding option grants, grants of restricted stock and awards under the Retention Program (PARs) are not released. Executive further agrees that the amounts and covenants contained herein are of greater value than anything to which Executive is already entitled, and Executive will not file or permit to be filed on her behalf any claim or lawsuit relating to her employment or its termination, other than to enforce the provisions of this Agreement, the Employment Agreement, Executive's outstanding award for the three-year Performance Period ending December 31, 2003 under the Company's Long Term Incentive Performance Award Program, the option grants, grants of restricted stock or the awards to Executive under the Retention Program. Executive understands and agrees that, except for any vested benefits she may have pursuant to the Employee Retirement Income Security Act, she will not be entitled to any other compensation beyond that which Continental has agreed to provide herein, in the Employment Agreement or pursuant to Executive's outstanding award for the three-year Performance Period under the Company's Long Term Incentive Performance Award Program, the option grants, grants of restricted stock or the awards to Executive under the Retention Program.

Executive has twenty-one (21) days to review and consider this Agreement. This Agreement will become effective, enforceable and irrevocable seven days after the date on which Executive signs it, or if later, January 1, 2004 (the "Effective Date"). During the seven-day period after Executive signs this Agreement, Executive may revoke this Agreement in writing addressed to the undersigned. Of course, if Executive exercises her right to revoke, this Agreement shall be null and void and she will forfeit her right to receive amounts or other benefits that would otherwise be paid or provided to her hereunder.

Executive represents and agrees that she has been advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with her private attorney, that she has carefully read and fully understands all of the provisions of this Agreement, and that she is knowingly and voluntarily entering into this Agreement.

The parties acknowledge that, in the event of a breach of this Agreement, damages would not provide an adequate remedy and that the non-breaching party may seek specific performance of any provision contained herein. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or her expenses incurred in connection with such legal action, including without limitation, costs of court and attorneys' fees.

The Company may withhold all applicable taxes from payments to be made hereunder.

Executive agrees to hold in confidence and not disclose to any person or otherwise misuse business plans, trade secrets, financial information, or any other Confidential or Proprietary Information of Continental or its subsidiaries or affiliates. "Confidential or Proprietary Information" means any information not generally known in the relevant trade or industry which was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Continental or its subsidiaries or affiliates.

The terms and conditions of this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede any and all prior agreements and understandings, written or oral, between the parties with respect thereto. This Agreement shall be governed by the laws of the State of Texas.

*******

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date.

Date of execution by Executive: EXECUTIVE

January 16, 2003 /s/ Janet Wejman_________

Janet Wejman

CONTINENTAL AIRLINES, INC.

By: /s/ Michael H. Campbell

Michael H. Campbell

Senior Vice President

Human Resources & Labor Relations